Exhibit 99.1

                         [Servotronics, Inc. Letterhead]


November 14, 2006   SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES
                       NINE MONTHS AND 3rd QUARTER RESULTS
                    FOR THE PERIODS ENDED SEPTEMBER 30, 2006

     Elma, NY -- Servotronics, Inc. (Amex - SVT) reported revenues of $17,811,000 and net income of $758,000 (or $0.38 per share - Basic and $0.35 per share Diluted) for the nine month period ended September 30, 2006 as compared to revenues of $17,398,000 and net income of $581,000 (or $0.28 per share - Basic and $0.27 per share Diluted) for the comparable period of 2005. The third quarter ended September 30, 2006 reported revenues of $5,646,000 and net income of $227,000 (or $0.12 per share - Basic and $0.11 per share Diluted) for the third quarter ended September 30, 2006 as compared to revenues of $5,741,000 and net income of $252,000 (or $0.12 per share - Basic and Diluted) for the same period in 2005.

     The Company is composed of two groups - the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

     Revenue increases at the Company's ATG more than offset the decrease in nine month revenues at the Company's CPG, and mitigated, but did not fully offset the decrease in comparative third quarter revenues at the CPG that resulted primarily from the scheduled and previously reported completion of a significant government contract. Demand for the Company's ATG products is strong.

     ATG's expansion of its marketing efforts to foreign countries is meeting with continuing success. Control components for foreign aerospace, manufacturing and other applications have been developed and purchase orders received. The Company is also exhibiting at the MEDICA 2006 Show in Dusseldorf, Germany this month. The ATG has been successful in being selected as the exclusive supplier of various control components in multi-year agreements with certain major domestic customers.

     The  CPG  is  developing   new  items  for  both  military  and  commercial
applications. The CPG is a qualified and approved supplier to the U. S. government for a number of different types of bayonets and other cutlery items. It also manufactures a wide range of cutlery for the sporting goods and commercial cutlery markets.

     In January of 2006, the Company's Board of Directors authorized the purchase by the Company of up to 250,000 shares of its common stock in the open market or in privately negotiated transactions. As of October 31, 2006, the Company has purchased 110,491 shares under this program.

                           FORWARD-LOOKING STATEMENTS
     Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements. SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.